CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A of our report dated February 11, 2016 with respect to the audited financial statements of Stemcell Holdings, Inc. (formerly known as Perfect Acquisition, Inc.) as of December 31, 2015 and the period from December 31, 2015 (inception) to December 31, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 29, 2016